EXHIBIT 10.1

[THE BANK OF GLEN BURNIE LETTERHEAD]

March 14, 2017

Mr. Jeffrey D. Harris

2908 Sissinghurst Place

Upper Marlboro, Md. 20774

Dear Jeffrey,

On behalf of The Bank of Glen Burnie and the Board of Directors, it is my pleasure to offer you the position of Chief Financial Officer/Senior Vice President, reporting to John D. Long, President/CEO. This position has an annual salary of $155,000.00, which will be paid to you on a bi-weekly basis (less withheld taxes as required by law and such other amounts as you authorize in writing to be deducted).

The bonus plan for 2017 and beyond, should such a plan exist, is based upon the goals and objectives agreed to in the performance development planning process with John D. Long and Board approval.

Merit increases with The Bank of Glen Burnie are implemented on a common date in November of each year for Senior Management. Evaluations and merit increases are predicated upon performance during the preceding fiscal year.

As a full-time salaried employee, you are eligible to participate in the following plans: Medical, Dental, Vision, Short Term, Long Term Disability, 401(k), Group Term Life, Accidental Death and Dismemberment, Flexible Spending Account and Annual Leave. Details of these plans will be communicated to you in the orientation packet.

Your employment with The Bank of Glen Burnie is at-will and either party can terminate the relationship at any time with or without notice. You acknowledge that this offer letter represents the entire agreement between you and The Bank of Glen Burnie. This offer letter does not constitute a contract of employment for any period of time and constitutes the full commitments that have been extended to you.

Should you have any questions please contact me at 410-768-8855. The skills and knowledge you will bring with you will be a definite asset to our organization. We look forward to having you join the Bank.

If you are in agreement with the above outline, kindly indicate your understanding and acceptance of our offer by signing below and returning a copy in the enclosed envelope within seven (7) days of receipt.

Sincerely,

/s/

Michelle R. Stambaugh

SVP, Director Human Resources

I agree to the terms of the employment above.

/s/
Jeffrey Harris
3/21/17
Date
3/30/17
Employment Date